EXHIBIT 99.1

Provident Community Bancshares Reports Third Quarter Earnings

ROCK HILL, S.C., Oct. 27, 2008 (GLOBE NEWSWIRE) -- Provident Community Bancshares, Inc. (Nasdaq:PCBS) (the "Corporation") reported operating results for the three and nine months ended September 30, 2008. Net income for the third quarter of 2008 was $306,000 compared to $727,000 for the third quarter of 2007. Earnings per share were $0.17 per share (diluted) for the third quarter of 2008, versus $0.40 per share (diluted) for the third quarter of 2007. The decrease in net income for the period was due primarily to declining interest rates along with an increase in the provision for loan losses due to loan growth and the increase in nonperforming assets, offset by an increase in noninterest income and a reduction in noninterest expense. Net income for the nine months ended September 30, 2008 was $1.0 million, or $0.58 per share (diluted) compared to $2.0 million, or $1.07 per share (diluted), for the same period in 2007.

At September 30, 2008, assets totaled $406.3 million compared to $407.6 million at December 31, 2007. Total assets were essentially unchanged as an increase in loans, primarily higher-yielding commercial and consumer loans, was offset by a decrease in lower-yielding investments and mortgage-backed securities. Growth in lower-cost transaction accounts and time deposits resulted in an increase in deposits.

Dwight V. Neese, President and CEO, said "Market conditions have certainly had an impact on Provident Community Bank this year. But as we approach the Bank's 75th anniversary in just a few months, safety and soundness continue to be the cornerstone of our strategic business plan. Provident continues to be classified as 'well capitalized' by all regulatory standards. We were never involved in sub-prime lending and have not incurred any losses as a result of owning Freddie Mac or Fannie Mae stock. We have chosen not to grow our balance sheet this year because of all the economic turmoil and uncertainty in the market. Our board of directors and leadership team are aggressively adjusting to the new environment. We believe our core banking operations, favorable capital position, and efficient operations will favor our company as we face the challenges ahead."

Nonperforming assets were $10.9 million as of September 30, 2008, or 2.68% of total assets, as compared to $3.2 million at December 31, 2007, an increase of $7.7 million. Loans made to three residential real estate developers with total exposure of $6.7 million as of September 30, 2008 represent 62% of the balance of total nonperforming loans as of this date. The downturn in the residential housing market is the primary factor leading to the deterioration in these loans. Management has allocated specific reserves to these and other nonperforming assets that it believes will offset losses, if any, arising from less than full recovery of the loans from the supporting collateral.

The Corporation declared a quarterly cash dividend of $0.115 per share payable on November 15, 2008 to shareholders of record on October 30, 2008. Provident Community Bancshares, Inc. has a dividend reinvestment plan and information about the plan can be obtained from Registrar and Transfer Company at 800-368-5948.

COMPANY INFORMATION

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates nine banking centers in the upstate and western piedmont region of South Carolina and offers a full array of financial services. The $406-million holding company is headquartered in Rock Hill, South Carolina and its common stock is traded on the NASDAQ Global Market under the symbol PCBS. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

The Provident Community Bancshares, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4963

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project" and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Corporation's performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation's actual results, see the Corporation's Annual Report in Form 10-K for the year ended December 31, 2007, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three and nine months ended September 30, 2008, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles. The results of operations for the three and nine months ended September 30, 2008 are not necessarily indicative of the results that may be expected for the full fiscal year.

                         Financial Highlights

          (Unaudited) ($ in thousands, except per share data)

                       Three Months Ended          Nine Months Ended
                         September 30,               September 30,
 Income Statement    ----------------------    ----------------------
 Data                     2008         2007         2008         2007
 ----------------    ----------------------    ----------------------

  Net interest income   $2,396       $2,714       $7,362       $8,195
  Provision for loan
   losses                  615           20        1,290          265
                     ----------------------    ----------------------
  Net interest income
   after loan loss
   provision             1,781        2,694        6,072        7,930
  Non-interest income    1,062          782        2,796        2,317
  Non-interest
   expense               2,456        2,506        7,528        7,657
  Income tax                81          243          298          613
                     ----------------------    ----------------------
  Net income              $306         $727       $1,042       $1,977
                     ======================    ======================
  Earnings per share:
   basic                 $0.17        $0.40        $0.58        $1.09
                     ======================    ======================
  Earnings per share:
   diluted               $0.17        $0.40        $0.58        $1.07
                     ======================    ======================
  Weighted Average
   Number of
   Common Shares
   Outstanding
  Basic              1,784,549    1,801,405    1,783,810    1,816,085
  Diluted            1,786,274    1,839,097    1,791,424    1,852,923
  Cash dividends per
   share                $0.115       $0.115       $0.345       $0.340

                                      At           At           At
 Balance Sheet Data                9/30/08      12/31/07     9/30/07
 ------------------               -----------------------------------
  Total assets                     $406,283     $407,641     $415,080
  Cash and due from banks             9,123       11,890       10,717
  Investment securities              90,084      111,187      134,304
  Loans                             283,741      259,831      241,957
  Allowance for loan losses           4,185        3,344        3,365
  Deposits                          273,547      270,399      263,116
  FHLB advances and other
   borrowings                        91,271       93,631      110,277
  Junior subordinated debentures     12,372       12,372       12,372
  Shareholders' equity               26,475       27,313       26,784
  Common shares outstanding       1,784,454    1,794,866    1,796,520
  Book value per share               $14.83       $15.22       $14.91
  Equity to assets                     6.52%        6.70%        6.45%
  Total loans to deposits            103.73%       96.09%       91.96%
  Allowance for loan losses to
   total loans                         1.47%        1.29%        1.20%

  Asset Quality
  Nonperforming loans               $10,823       $2,337       $3,120
  Other real estate owned                88          856           22
                                  -----------------------------------
    Total nonperforming assets       10,911        3,193        3,142
  Net loan charge-offs                  449          476           64

CONTACT:  Provident Community Bancshares, Inc.
          Wanda J. Wells, SVP/Shareholder Relations Officer
            wwells@providentonline.com
          Richard H. Flake, EVP/CFO
            rflake@providentonline.com
          864-427-9000